EXHIBIT 99.1

COLUMBIA BANKING SYSTEM, INC.
CONFERENCE CALL

Moderator:     Melanie Dressel
July 10, 2008
7:00 a.m. PDT

Operator:	Welcome to Columbia Banking System’s conference call.

At this time, all participants are in a listen only mode.  Later, we will conduct a question and answer session.  Instructions will be given at that time.  If you should require assistance during the call, please press star zero.

As a reminder, this conference is being recorded.

I would now like to turn the call over to your host, Melanie Dressel, President and Chief Executive Officer of Columbia Banking System.

Melanie Dressel:	Thank you, (Kamisha).

Good morning, everyone, and welcome to Columbia’s conference call.

Before I begin, I’d like to remind you that we will be making some forward looking statements today which are subject to economic and other factors.  For a full discussion of the risks and uncertainties associated with the forward looking statements, please refer to your securities filings and in particular, our form 10K filed with the SEC for the year 2007.

Joining me on the call today are Andy McDonald, Chief Credit Officer, and Gary Schminkey, our Chief Financial Officer.

Thank you for joining us for this discussion of our press release which was issued yesterday afternoon, announcing that we do expect to make a significant increase in our loan loss provision for the second quarter, 2008.

You’ll hear primarily from Andy and me today, since our discussion will, of course, be limited to the information contained in the pre-release.  We will not be able to address other issues such as capital, dividends, or our second quarter earnings that we can appropriately only discuss after our earnings are released on July 24th.

We have an additional conference call scheduled for 1:00 p.m.* Pacific Time on that day to review our results. Thanks so much for understanding that.

As we announced, we expect to make a provision for loan losses of $15.4 million for the second quarter 2008 due to a slowing economic environment, resulting in an increase in non-accrual loans.  This will increase our total allowance for loan loses to about 1.83 percent of net loans at quarter-end.

Columbia’s charge offs for the quarter will be 1.6 million, compared to $761,000 for the first quarter of 2008.  We’re taking this step in light of the continuing weakness in the for-sale housing industry, as well as the slowing economy.

Andy will discuss the increase in non-performing loans a bit later and at this point, I’d like to briefly address the slowing economic environment.

While the economy in the northwest the past few years has been a bright spot compared to the rest of the country, local area economic conditions have deteriorated, putting pressure on Columbia and the other financial institutions operating in our market areas.  As we discussed in our first quarter conference call, the housing market in the Pacific Northwest began weakening in the latter half of 2007 and that trend has continued into 2008.

We have seen significant declines in market conditions in the past few months, double digit declines in both year over year housing sales and in sale prices for land and lots.  Housing foreclosures are increasing as well.  As we have said in our earnings releases and conference calls for the past several quarters, Columbia is not immune to the instability in the mortgage related industries and in residential real estate and the markets we serve in Washington and Oregon.

Nevertheless, our loan portfolio is highly diverse with less than 20 percent of the total portfolio in real estate construction related loans, of which, approximately 13 percent is in the for sale housing segment.  This does position us well to weather the economic downturn better than many other financial institutions.

In our first quarter this year, we also mentioned that we expect to add to our allowance for loan losses as appropriate to ensure we maintain adequate reserves.  We are diligent in maintaining our risk management practices.  Accordingly, we have been closely monitoring the economic climate and have implemented prudent precautionary actions.

It’s very important to say that although the credit crisis is affecting all financial institutions, the underlying fundamentals of our business remain strong and we remain optimistic about the future.

At this point, I’d like to turn the call over to Andy McDonald, our Chief Credit Officer. Andy?

Andy McDonald:
Thanks, Melanie.  It’s certainly true that issues impacting the capital markets and the resulting contraction in credit availabilities have made it a difficult climate for financial institutions to operate.  The impact of the decline in the housing market have been seen in many of our Pacific Northwest competitors and we are facing some of the same challenges today although our lower level of construction lending versus some of our peers puts us in a relatively better position than most.

I’m sure most of you have seen our press release, so let’s start out by covering some of the significant numbers in that release.

First, we expect to make a loan loss provision of $15.4 million for the second quarter of 2008, compared to $2.1 million for the first quarter of 2008 and $1.4 million in the fourth quarter of 2007.

As Melanie mentioned, the increased provision is a prudent step, reflective of the challenges the current environment presents.  This action will increase our total allowance for loan losses to about 1.83 percent of net loans at the end of the quarter.

Charge-offs for the quarter are expected to be approximately $1.6 million, compared to $800,000 for the first quarter of 2008.  We also expect to report that non-accruals will fall between $65 and $75 million as of the end of June 2008, compared with non-accruals of 14 million at March 31st, 2008.

In certain markets the housing market weakness has accelerated during the latter half of the second quarter.  This was especially disappointing as the late spring months usually mark the beginning of a seasonally strong selling cycle for the Pacific Northwest, which generally lasts through late September or early October.  However, this year we saw a dramatic year over year decline in single family residential real estate sales data in several of the markets we serve.

For example, in Pierce County, May 2008 sales were down 32 percent compared to May of 2007.  East Pierce County was especially hit hard with certain communities seeing 40 to 50 percent declines in sales.  These markets also saw declines in values year over year ranging from between 5 to 20 percent.  The county as a whole was down about 7.8 percent.

Before I move on though, we are seeing some mixed but encouraging data, which came out just this week.  Some of the markets in East Pierce County, while still down year over year, did show modest increases in value in June over the prior month of May.  While these increases month over month were only one to two percent in nature, it is encouraging to see some positive data for this market.

We are also cognizant about a recent study published by Global Insights, which identifies several Pacific Northwest markets as being extremely overvalued as of March 2008 and likely to have a 10 percent or greater price decline.  Five of the top 10 markets ranked extremely overvalued are located in the Pacific Northwest and include Longview, Bellingham, and Portland, all markets we currently serve.

When we combine this market intelligence with the financial performance posted by some of our builder banking and land development clients during the first quarter of 2008, as well as taking into consideration where their building activities take place, which sub markets they are in, we believe we are able to identify several builders and developers who will become challenged in the near future.  As a result, we have placed over $29 million of performing, for sale housing loans on non accrual.

Furthermore, after evaluating the collateral which secures these loans, we had allocated $7 million in specific reserves, which again, we feel is prudent to set aside at this time.

To give you a little more color concerning our exposure in the for sale housing industry, it remains relatively unchanged from the first quarter of 2008 at about 13 percent of total loans.  Essentially, draws under existing commitments were offset by pay downs during the quarter.  However, our unfounded commitments have declined by more than 40 percent in the one to four family residential construction portfolio.  In total, our funded and unfunded commitments across our entire construction book, both single family and commercial real estate declined a little more than $30 million in the second quarter.

As for the distribution of our portfolio, approximately 34 percent of our for- sale housing portfolio is located in Pierce County Washington and 30 percent is located in King County Washington.  In total, about 80 percent of our for- sale housing portfolio is in Washington state.

The Pierce County market can be further segregated into acquisition and development loans, which make up about 45 percent of our exposure in that county, while vertical construction loans account for about 28 percent, lot loans are at 20 percent and land is around seven.

Most of the loans that we have placed on non-accrual relate to the for sale housing portfolio in Pierce County. In total, we have placed 30 percent of this market on non-accrual.

King County can be divided into vertical construction at around 60 percent, lots at 17 percent, acquisition and development also around 17 percent. And land at six percent.

King County continues to perform better than Pierce County, however, we have placed about eight percent of our King County for sale housing loans on non-accrual.

The remaining 20 percent of our for-sale housing portfolio is in Oregon, primarily in the three county area of Clackamas, Washington and Multnomah, which collectively makes up about 15 percent of the for-sale housing portfolio.  This area comprises the greater Portland MSA.

This three county area can be broken down as follows. Acquisition development at 38 percent, vertical construction loans at 43 percent, lot loans at 12 percent and land at six percent.

We have placed approximately 28 percent of this portfolio on non-accrual as of June 30th.  Again, due to concerns primarily with the market and more specifically the projects we have financed located in Happy Valley, which is part of Clackamas County.

Due to the changes we have seen in our for sale housing portfolio, we have increased the staffing level of our special credits department and have already begun transferring the relationships which we have identified as being challenged in the near future.

We are also working closely with our appraisal department to confirm collateral values. In addition, we are engaging outside advisors to assist us in determining the best course of action for each individual project and borrower, given it may be necessary to foreclose on some of these projects in the near future.

We believe we have assembled a strong team of in house professionals and outside advisors to help us work through these issues.  Furthermore, we are continually evaluating our for sale housing portfolios.  In this regard, we are reviewing on a monthly basis the credit housed in our building banking team and it is a result of these reviews which have led us to take some of the steps we have spoken about today.

We now – we know we must remain diligent in our efforts in managing the for sale housing portfolio and we are not shy about devoting the necessary resources needed to deal with the challenges ahead.  We believe that these risk management strategies and actions are prudent steps for Columbia.  We will continue to focus intently on any and all potential credit issues within our portfolio.

I would like to remind everyone that total construction lending comprises less than 20 percent of our entire portfolio. More specifically, the for sale housing component comprises about 13 percent.

The balance of our loan portfolio, which makes up 80 percent of what we do, is exhibiting acceptable levels of non-accruals and past due loans as of June 30th, 2008.  Nevertheless, we are continuing to closely monitor the entire loan portfolio for any signs of weakness caused by a slowing economy.

And now, I would like to turn the call back over to Melanie.

Melanie Dressel:
Thanks, Andy.  To sum up our discussion this morning, we believe we are in good shape to ride out the economic storms despite the challenges.  Columbia’s business fundamentals remain sound, positioning us well to manage through this challenging business cycle.

Our loan portfolio includes less than 20 percent in total construction related real estate, with about 13 percent in residential.  We have a 15 year history of building our company the right way, we’re much less dependant than our peer banks on more volatile funding sources, such as wholesale certificates of deposit.  We have a diversified loan portfolio as well and in essence, we will stay the course with our focus on good fundamental banking.

Columbia’s strong retail system now includes 53 branches in 10 counties in Washington and Oregon.  We have solid core deposits, checking, savings and money market accounts, which result from the strong relationships we have with our customers.

This concludes our prepared comments.  But before we open the call for questions, I’ll remind you that Andy McDonald, Chief Credit Officer and Gary Schminkey, Chief Financial Officer are with me to answer questions, although your inquiries need to be limited to the information presented in the release in our call.

And now, operator, if you’ll open the call for questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad.

Your first question is from the line of Matthew Clark.

Melanie Dressel:	Morning, Matt.

Matthew Clark:
Good morning, guys.  The comment about the – your expectation for your provision in the next few quarters remain elevated compared to prior periods.  I assume you’re referring to kind of pre this outsize – or before this outsize provisions.  I don’t – you’re not suggesting that we’re going to kind of remain at this outsized level.  I would guess.  I mean, I don’t think you’d be making much money.

Melanie Dressel:	That’s – Andy, would you like to…

Matthew Clark:	I assume that’s the case.

Andy McDonald:	Yes, that’s correct. We’re talking about prior periods. Not the current quarter.

Matthew Clark:
Got it.  OK.  Can – Andy, can you give us a sense for your watch list, I guess.  Maybe give us some visibility as to what else there could be here.  Obviously, you’re being somewhat proactive in putting $29 million or so of accruing stuff that looks like it’s at risk.  But what else is behind that?

Andy McDonald:
Matt, we’ve typically not disclosed our watch list because that’s kind of a forward guidance item.  But obviously we’re continuing to monitor the situation extremely closely and we’ll continue to do so.

Matthew Clark:
OK.  And then the $42 million incremental increase on the single family, or what you’re calling the for sale construction, can you help us break that down among the four categories of vertical versus single family residential lots versus land A and D and then, just overall land.  How did that 42 million fall in those buckets?

Andy McDonald:	Yes, about 18 is in vertical. Eight is in lots. 21 is going to be in A and D and in the land we don’t have any. And that would be the total 47, roughly.

Matthew Clark:
OK.  Is there any need or pressure – you know, your land there, I guess, is only about 32 million, but is there any – and I think your loan to value, at least at origination was about 63 percent.  I mean, is there any pressure to you know, recognize the underlying collateral value of that land?  Or is it – do you believe that it’s at risk of where you might have to recognize some loss on that piece.

Andy McDonald:	Right now, when we examine our land bucket, it’s looking pretty good. Obviously, our greatest weakness is in the A and D and the lot, which are very similar in nature.

Matthew Clark:	OK. Great. Thanks, guys.

Operator:	Your next question is from the line of (Jeff Rulis).

Melanie Dressel:	Good morning, Jeff.

(Jeff Rulis):	Good morning. Didn’t get a whole lot of detail on the condo construction portion. Is that in Seattle?

Andy McDonald:	No, most of our condo exposure is in Portland/Vancouver market and then in Tacoma.

(Jeff Rulis):	OK. So it’s a couple projects, or how many separate projects is that?

Andy McDonald:	Well, I didn’t bring that data, but it’s about eight to 10.

(Jeff Rulis):	OK. And are those completed?

Andy McDonald:	Most are either completed or near completion. Which would be like 85 percent completed or greater.

(Jeff Rulis):
OK.  And I think you kind of briefly touched on this on other portions of the loan portfolio, but any concerns that this deterioration could bleed into commercial real estate or C and I.  If you could just comment on that.

Andy McDonald:
Yes, I think we’ve been saying now, for several quarters that we have concern over the C and I book in the fact that people who manufacture doors, windows, nails, companies that truck these items from point A to point B, one would certainly effect that they’re going to be negatively impacted.  But so far, through at least June 30th, our C and I book is holding up fairly well.

(Jeff Rulis):	And then lastly, you’ve both mentioned the – the reserve was 1.83 of net loans. Is that net loans as of Q1 or Q2 end?

Andy McDonald:	Q2.

(Jeff Rulis):	OK. That’s it for me, thanks.

Melanie Dressel:	OK. Thanks Jeff.

Operator:	Your next question is from the line of (Aaron Deer).

Melanie Dressel:	Hi Aaron.

(Aaron Deer):
Hey, good morning, guys.  Andy, it sounds like you’ve been getting updated appraisals.  Can – have you done updated appraisals on all the properties that you’ve identified as problem loans and are you going through a similar process with all of the loans in the construction portfolio?

Andy McDonald:
Not all of the non-accrual loans have updated appraisals.  However, we have done our own internal updated evaluation based on the market data that we have seen. I don’t have the percentage of the non-accruals that have updated appraisals.  But even in the cases where sometimes we get appraisals we don’t necessarily – I guess, buy into the values the appraisal might have.  And so, we may be more conservative in our view point, given that the market has moved so quickly in the last 60 to 90 days.

(Aaron Deer):
The charge off number though that you took this quarter seems pretty modest relative to the rise in NPAs and the provision.  I’m just wondering if – do you need actual appraisals to be able to take specific reserves or specific losses due to the deteriorating collateral or tell me about how that process is coming together.

Andy McDonald:
Well, you don’t need to have an appraisal in hand to make a specific reserve.  Again, they’re – the specific reserve is management analysis of the particular collateral and where we believe the loan sits relative to our own analysis.  We then set aside if need be the amount of reserves that are appropriate.  Certainly, if you have an appraisal in hand that’s a valuable tool, but its jus tone of the tools that we use.

(Aaron Deer):	I guess I just – I’m wondering why the – the actual charge offs from the quarter were still so modest given – given the trends that justify the – this in the provision and such.

Andy McDonald:
Well, I think you have to still remember that over half of the loans that we have put on non-accrual are still performing.  So, we think we’re taking some pretty proactive steps here in trying to recognize the situation that we’re going to be faced with.

(Aaron Deer):	But that performance, I would guess, is partly due because the interest – because the interest reserves. No?

Andy McDonald:	Some of the loans have interest reserves, and some do not.

(Aaron Deer):	OK. Thanks for the help.

Melanie Dressel:	Sure.

Operator:	Your next question is from the line of (Chris Seidman).

Melanie Dressel:	Hello, Chris.

(Chris Seidman):	Hi, Melanie. Can you hear me?

Melanie Dressel:	Yes.

(Chris Seidman):
OK.  Yes, most of my questions have been answered.  I guess – and I’m not certain if you mentioned this already but are there buyers for loans out there and if so, what would the pricing be that you’re hearing in the market these days for, you know – if not for the distressed loans, for the performing, non-performing ones.

Andy McDonald:
There are buyers for loans that are out there and it would be difficult for me to say that there’s a – there’s a range in terms of what they’re buying loans at.  Certainly the discounts for land are significant, for construction projects that are not completed.  Those are significant. We have seen trades in paper on condominiums that can be converted to apartments.  In those cases where the condominium construction portion is completed the discounts aren’t as deep.  So it seem to be really all over the board.  Really specific to the project and the location.

(Chris Seidman):
OK.  And just – and again, I appreciate the fact that you know a fair amount of this was performing, non-performing.  So 30 to 89’s – 30- to 89-day delinquencies are not a good leading indicator.  But as you guys did not disclose the watch list, since this did come as a bit of a surprise – actually, first, was this on your watch list as of March 31, the 29 million that got moved to non-accrual even though it’s still performing?

Andy McDonald:	Yes.

(Chris Seidman):
And in terms of leading indicators as we continue to evaluate what’s happening, not just in your market, but in general, are there ways that you can better indicate to the market perhaps by going – disclosing your watch list going forward?

Andy McDonald:
Well, I think that the – the way we’re trying to give you visibility looking forward is by giving you an idea of the size of the basket and where the buckets are located and the level of non-accruals that we have in each one of those buckets.  So, for example, in the A and D section, we have about 28 percent of that portfolio on non-accrual.  So that should give you some idea of the size of the bucket and I guess, the magnitude of what the problems could conceivably be.

(Chris Seidman):	OK. Fair enough. Last question, could you maybe share with us where you are in your exam cycle, whether its real estate or safety and soundness?

Melanie Dressel:	We’ll have a safety and soundness exam probably sometime this fall.

(Chris Seidman):	And in terms of targeted real estate exam?

Melanie Dressel:
We don’t have a targeted real estate exam.   It’s usually done just under the safety and soundness.  We – our concentration is so much lower than a lot of our peers.  I think that’s really important to remember.

(Chris Seidman):	OK. Thanks.

Operator:	Your next question is from the line of (Brock Vandervliet).

Melanie Dressel:	Morning.

Brock Vandervliet:
Good morning.  It’s Brock Vandervliet from Galleon Group.  Thanks for taking the question.  I bounced off the call, I was wondering if you’ve covered the topic of capital at all.  If you could speak to that.

Melanie Dressel:
Actually, we can’t address capital.  We – we’ll be addressing that in our first quarter conference calls.  Until we announce earnings and the full press release for the second quarter, it’s really not – it’s not effective to talk about capital.

(Brock Vandervliet):	OK. And just kind of a macro question, your region of the country certainly has held in better than, for example, California.

Melanie Dressel:	Right.

(Brock Vandervliet):
Do you have any sort of expectations or sense you can share in terms of the depth and duration of this decline and when we may put in a bottom.  Or it is just way too early for that kind of speculation?

Melanie Dressel:
I think that it is too early.  The one thing that I’ll say is other than in the construction sector, that we still are seeing very healthy job growth in the markets that we serve.  And equating job growth to in migration of people who need to live somewhere, that certainly would bode well for the Pacific Northwest economy.

(Brock Vandervliet):	OK. Thank you very much.

Operator:	Again, ladies and gentlemen, if you’d like to ask a question please press star then the number one.

You do have a follow up question from the line of (Aaron Deer).

(Aaron Deer):	Hey, guys. Just – addressed how much of the problem ones were coming out of the Portland market. I’m wondering how much of that came out of the two small acquisitions you did last year?

Andy McDonald:	Boy, you know, I don’t have that data at my fingertips, but we could call you back.

(Aaron Deer):	OK. That’s it. Thank you.

Operator:	You do have another follow up from the line of Matthew Clark.

Matthew Clark:
Oh, hi.  Just a quick follow up for clarification purposes.  Your comment about not wanting to talk about capital dividends, earnings, can you just – its sounding like it’s at risk and I just want to confirm that its because you guys haven’t maybe finalized the numbers and that’s the issue.

Melanie Dressel:	It’s because we haven’t finalized the numbers.

Matthew Clark:	OK. Then – OK, that sounds a lot better. Thank you.

Melanie Dressel:	Yes.

Operator:	Miss Dressel, there are no further questions at this time.

Melanie Dressel:
I would just like to thank everybody for being on the call with us this morning and I hope that you – we just felt that it was important to give you an opportunity to ask us questions about this announcement.  We still feel very optimistic about what’s going on in Specific northwest and in here.

So, thank you very much and we’ll look forward to talking with you when we release our second quarter earnings.

Operator:	This concludes today’s conference call. You may all disconnect.

END